Exhibit 10.2

Shin Young Park

AMENDED AND RESTATED

EXECUTIVE SERVICE AGREEMENT

This Amended and Restated Executive Service Agreement (this “Agreement”), effective as of April 28, 2025 (the “Effective Date”), is made by and between Shin Young Park (the “Executive”), on the one hand, and Magnachip Semiconductor Corporation, a Delaware corporation (“Parent”), and Magnachip Semiconductor, Ltd., a wholly owned subsidiary of Parent (“MSK” and together with Parent and each of its Affiliates that may engage the Executive from time to time, including any and all successors thereto, the “Company”), on the other hand.

RECITALS

A. The Company and the Executive desire to enter into this Agreement to assure the Company of the continued exclusive services of the Executive and to set forth the rights and duties of the parties hereto.

B. Except as otherwise set forth herein, this Agreement is intended to supersede any prior agreements or understandings, whether formal or informal, between the Executive and the Company, including the Executive Service Agreement dated as of February 23, 2022, by and between the Executive, Parent and MSK (the “Prior Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Base Salary” shall have the meaning set forth in Section 3(a). For the avoidance of doubt, no other compensation (including the Annual Bonus and the Equity Awards) or benefit shall be included in, or be a part of, the Annual Base Salary.

(d) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(e) “Award Agreements” shall have the meaning set forth in Section 1(o).

(f) “Board” shall mean the Board of Directors of the Company.

(g) The Company shall have “Cause” to terminate the Executive’s engagement pursuant to Section 4(a)(iii) hereunder upon (i) the Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude (or, in each case, equivalent crimes in a jurisdiction other than the United States), but excluding minor traffic violations; (ii) the Executive’s commission of fraud, embezzlement or misappropriation of funds; (iii) a breach by the Executive of the Executive’s fiduciary duty to the Company;

(iv) the Executive’s refusal to fulfill the Executive’s duties and responsibilities (other than by reason of death or Disability) to the Company; (v) the Executive’s material violation of any established lawful policy of the Company; (vi) the Executive’s material breach of any of the terms of any agreement the Executive has with the Company; (vii) the Executive’s habitual use of illicit drugs or habitual abuse of alcohol that affects the Executive’s job performance; or (viii) any gross negligence, material misconduct or material wrongful act or omission on the Executive’s part in connection with the Executive’s duties and responsibilities to the Company. The Company may terminate the Executive’s engagement for Cause under this Agreement, following issuance to the Executive of written notice of the circumstances the Company believes constitute Cause, at any time within 90 days after it becomes aware of such circumstances; provided, however, that, if the basis for termination is curable, then the Executive shall have 15 days after receipt of such written notice to cure such basis, and if not cured, the Company may terminate the Executive’s engagement for Cause at any time within 90 days after the expiration of such cure period. If, within 90 days subsequent to termination of Executive’s engagement for any reason (other than by the Company for Cause), the Company determines that the Executive’s engagement could have been terminated for Cause, the Executive’s engagement will be deemed to have been terminated for Cause for all purposes, and the Executive will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been payable to the Executive had such termination been by the Company for Cause; provided, however, that the Company’s ability to retroactively determine that the Executive’s engagement could have been terminated for Cause under this sentence will cease upon the occurrence of a Change in Control.

(h) “CEO” shall mean the Chief Executive Officer of Parent.

(i) “Change in Control” has the meaning given to such term in the Equity Incentive Plan.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Date of Termination” shall mean the effective date of termination of Executive’s engagement, as set forth in Section 4.

(l) “Disability” shall mean a finding by the Company of the Executive’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in the Executive’s inability to perform the essential functions of the Executive’s position, even with reasonable accommodations, for 180 calendar days during any period of 365 consecutive calendar days, and such incapacity is expected to continue.

(m) “Effective Date” shall have the meaning set forth in the preamble hereto.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Equity Awards” means the equity awards that the Executive may receive subject to the Board’s approval and under the terms of the Equity Incentive Plan and standard forms of award agreements under the Equity Incentive Plan (the “Award Agreements”).

(p) “Equity Incentive Plan” means, as applicable, the Magnachip Semiconductor Corporation 2020 Equity and Incentive Compensation Plan or any predecessor or successor equity incentive plan of Parent, as amended or amended and restated from time to time.

(q) “Final Base Salary” means the Executive’s Annual Base Salary as in effect immediately prior to the termination of the Executive’s engagement (or, if clause (i) or (ii) of the definition of “Good Reason” is implicated, immediately before any relevant diminution of the Executive’s Annual Base Salary).

(r) The Executive shall have “Good Reason” to resign or otherwise terminate the Executive’s engagement with the Company pursuant to Section 4(a)(v) in the event that any of the following actions are taken by the Company without the Executive’s consent: (i) if upon or following a Change in Control, a diminution in the Executive’s Annual Base Salary or Target Annual Bonus opportunity; (ii) if prior to a Change in Control, a diminution in (A) the Executive’s Annual Base Salary, other than an across the board cumulative reduction of no more than 15% that applies in a similar manner to all similarly-situated members of the senior management of the Company or (B) the Executive’s Target Annual Bonus opportunity (other than a reduction that occurs as a result of a reduction described in the foregoing clause (A)); (iii) the Company’s material breach of any of the material terms of any material agreement between the Executive and the Company; or (iv) a non-temporary relocation of the Executive’s primary work location by the Company to a location that is more than 50 kilometers from the Executive’s principal place of service as of the date hereof (which the parties acknowledge is Seoul, South Korea and/or Cheongju, South Korea) and that increases the Executive’s one-way commute to work by more than 50 kilometers. The Executive will not have Good Reason to terminate the Executive’s engagement and receive payments or benefits under Section 5(b) unless the Executive provides the Board and the CEO with written notice of the circumstances the Executive believes constitute Good Reason within 30 days after the occurrence of such circumstances. If the Company does not cure within 15 days after receipt of such written notice, then the Executive may terminate the Executive’s engagement for Good Reason at any time within 90 days after the expiration of such cure period. If the Executive terminates the Executive’s engagement prior to the expiration of the 15-day cure period or more than 90 days after the expiration of the cure period, the Executive will not be treated as having terminated the Executive’s engagement for Good Reason.

(s) “Inventions” shall have the meaning set forth in Section 7(c)(i).

(t) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(u) “Parent” shall have the meaning set forth in the preamble hereto.

(v) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(w) “Prior Agreement” shall have the meaning set forth in the Recitals.

(x) “Proprietary Rights” shall have the meaning set forth in Section 7(c)(i).

(y) “Target Annual Bonus” means the Executive’s target Annual Bonus, expressed as a percentage of the Annual Base Salary, under the terms of the Company’s cash bonus plan as is then in effect.

(z) “Term” shall have the meaning set forth in Section 2(b).

2. Executive’s Service.

(a) In General. The Company shall engage the Executive, and the Executive shall provide services to the Company, for the period set forth in Section 2(b), in the position(s) set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and remain in effect, until terminated as provided in Section 4. Notwithstanding anything herein to the contrary, the Executive’s engagement with the Company shall be “at-will”, and the Executive or the Company may terminate the Executive’s engagement for any reason or no reason at any time, in either case subject to Section 4.

(c) Position and Duties.

(i) During the Term, the Executive shall serve as Chief Financial Officer of Parent and MSK, with responsibilities, duties and authority customary for such position; provided, however, that the Company may alter such responsibilities, duties and authority from time to time. The Executive shall also serve as an officer of other Affiliates of the Company as requested by the Company. Except as otherwise provided herein, the Executive shall not be entitled to any additional compensation for service as a member of the Board or other positions or titles the Executive may hold with any Affiliate of the Company to the extent the Executive is so appointed. The Executive shall report to the CEO or any other officer of the Company as may be designated by the Board or the CEO. The Executive agrees to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. The Executive shall devote the Executive’s full business time, skill, attention and best efforts to the performance of the Executive’s duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable and religious boards and (B) manage the Executive’s personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates, and do not otherwise compete with the business of the Company or its Affiliates.

(ii) The Executive shall be principally based at the Company’s offices in Seoul, South Korea or Cheongju, South Korea. The Executive shall perform the Executive’s duties and responsibilities to the Company at such principal place of service and at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of Three-Hundred Sixty Thousand U.S. Dollars (USD 360,000.00) per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). The foregoing sentence shall be effective as of April 1, 2025.

(b) Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the terms of the Company’s cash bonus plan as is then in effect. It is currently intended that the Board will set the Executive’s target Annual Bonus at 75% of the Executive’s Annual Base Salary, which target Annual Bonus may be increased by the Board in its discretion.

(c) Equity Compensation. While the Executive is engaged to provide services to the Company, the Executive will be eligible to participate in the equity incentive program applicable to the Company’s executives. All grants of Equity Awards shall, in all cases, be determined and approved by the Board in its sole discretion. Prior to receiving any Equity Award, the Executive must execute the Award Agreement(s) in the form(s) approved by the Board. Accordingly, the actual terms of any Equity Award will be governed by the Equity Incentive Plan and the actual Award Agreement and documents evidencing the grant of such Equity Award, and not by any other terms set forth herein or otherwise.

(d) Benefits. During the Term, the Executive shall be entitled to participate in the benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect, in accordance with their terms, including medical and welfare benefits, all on the terms applicable to other similarly situated executives of the Company.

(e) Annual Vacation. During the Term, the Executive shall be entitled to paid-time-off (including vacation days) on an annual basis in accordance with the Company’s applicable policies and practices. Under the policies applicable to other similarly situated executives of the Company, any unused paid-time-off (including vacation days) shall neither be carried over to the following year nor be compensated for. Any paid-time-off (including vacation days) shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company, in accordance with the Company’s expense reimbursement policies and procedures.

4. Termination. The Executive’s engagement hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Circumstances.

(i) Death. The Executive’s engagement hereunder shall terminate upon the Executive’s death.

(ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s engagement. In that event, the Executive’s engagement with the Company shall terminate effective on the later of the 30th day after receipt of such notice by the Executive and the date specified in such notice; provided, however, that, if the Executive shall have returned to full-time performance of the Executive’s duties hereunder within the 30-day period following receipt of such notice and shall have reasonably demonstrated that the Executive is not subject to a Disability, then the Executive’s engagement shall not be terminated pursuant to this clause (ii).

(iii) Termination with Cause. The Company may terminate the Executive’s engagement with Cause.

(iv) Termination without Cause. The Company may terminate the Executive’s engagement without Cause.

(v) Resignation with Good Reason. The Executive may resign from the Executive’s engagement with Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from the Executive’s engagement without Good Reason upon not less than thirty (30) days’ advance written notice to the Board and the CEO.

(b) Notice of Termination. Any termination of the Executive’s engagement with the Company, whether by the Company or the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)), shall be communicated by written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s engagement under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a “Notice of Termination”). If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii). If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company’s sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company. If the Executive delivers a Notice of Termination under Section 4(a)(v) or 4(a)(vi), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company’s receipt of such notice, without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(c) Termination and Resignation of All Positions. Upon termination of the Executive’s engagement for any reason, the Executive agrees to resign, as of the Date of Termination or such other date requested by the Company, from all positions and offices that the Executive then holds with the Company and its Affiliates. In addition, as applicable, if the Executive fails to resign from any such positions or offices, the Company shall be relieved of its obligations under Section 5(b).

5. Company Obligations upon Termination of the Executive’s Engagement.

(a) In General. Subject to Section 11(a), upon termination of the Executive’s engagement for any reason, the Executive (or the Executive’s estate) shall be entitled to receive (i) any amount of the Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any Annual Bonus for the year prior to the year in which the Date of Termination occurred that was earned but not yet paid, (iii) any expenses owed to the Executive under Section 3(f), and (iv) any vested payment or benefit arising from the Executive’s participation in, or benefits under, any qualified benefit plans, programs or arrangements under Section 3(d) (other than severance plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such benefit plans, programs or arrangements including, where applicable, any death and disability benefits (the “Accrued Obligations”). Notwithstanding anything herein to the contrary, upon a Termination with Cause, and only in the case of such a termination, the Accrued Obligations shall not include the amount set forth in clause (ii) of the preceding sentence or any other amounts or benefits not payable in accordance with the terms and conditions of any benefit plan, program or arrangement.

(b) Termination without Cause or Resignation with Good Reason. Subject to Section 11(a) and subject to the Executive’s continued compliance with the covenants contained in Sections 6, 7 and 10, if the Company terminates the Executive’s engagement without Cause pursuant to Section 4(a)(iv) or the Executive resigns from the Executive’s engagement with Good Reason pursuant to Section 4(a)(v), the Company shall, in addition to the Accrued Obligations:

(i) continue to pay the Final Base Salary in accordance with the Company’s customary payroll practices during the period beginning on the Date of Termination and ending on the earlier to occur of (A) the first anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7 (the “Salary Payment”), and if the Date of Termination occurs after June 30 of the calendar year in which the Date of Termination occurs, pay the Executive a prorated portion of the Annual Bonus payable with respect to the calendar year in which such termination occurs (which prorated amount shall equal the amount of the Annual Bonus multiplied by a fraction, (x) the numerator of which equals the number of days that have elapsed between January 1 of such calendar year and the Date of Termination and (y) the denominator of which equals 365), based on actual performance achievement for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year (the “Pro Rata Bonus”, together with the Salary Payment, the “Severance Payment”); provided, however, that, if the Company terminates the Executive’s engagement without Cause pursuant to Section 4(a)(iv) or the Executive resigns from the Executive’s engagement with Good Reason pursuant to Section 4(a)(v), in each case, either (x) during a period of time when the Company is party to a definitive corporate transaction agreement, the consummation of which would result in a Change in Control, or (y) within 18 months following a Change in Control (such a termination a “CIC Qualified Termination”), then the Severance Payment shall instead equal the sum of (xx) one and one-half (1.5) times the Final Base Salary, payable (1) in a single cash lump sum on the sixtieth (60th) day following the Date of Termination in the event that the Change in Control is also a “change in control event” (within the meaning of Section 409A of the Code) or (2) in accordance with the schedule contemplated by the first sentence of this Section 5(b)(i) in the event that the Change in Control is not a “change in control event” and (yy) if the Date of Termination occurs after June 30th of the calendar year in which the Date of Termination occurs, an amount equal to an additional month of base salary for each month that has passed since July 1st through the Date of Termination (rounding up for any partial months), and payable in a lump sum on the sixtieth (60th) day following the Date of Termination, in each case, so long as the Release (as defined below) has become effective and the Executive has not violated any covenant contained in Section 6 or 7, in which case the Severance Payment shall be forfeited; for the avoidance of doubt, if the Date of Termination occurs in July, the payment described in clause (yy) above will be equal to one month’s base salary; and

(ii) provide for vesting of any outstanding unvested Equity Awards, as set forth in the Equity Incentive Plan and the applicable Award Agreement(s);

provided, however, that all payments and benefits to be paid or provided pursuant to this Section 5(b) shall commence on the 60th day following the Date of Termination, and, only with respect to any cash payments, the initial installment of such payments shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.

Notwithstanding anything herein to the contrary, if the Executive breaches any of the covenants contained in Sections 6 and 7, the Company shall have the right to cease providing any payments or benefits under this Section 5(b) and, if requested, the Executive shall repay to the Company within 60 days of such request any previously paid payments or benefits under this Section 5(b); provided that the foregoing shall not apply unless the Company provides the Executive with written notice of the circumstances it believes constitutes a breach of such covenants within 90 days after it becomes aware of such circumstances; provided further that, if the basis for the alleged breach is curable, then the Executive shall have 15 days after receipt of such written notice to cure such basis.

Payment of the amounts and benefits under this Section 5(b) is in lieu of any other severance or separation pay payable to the Executive whether under any previous agreement, offer letter or severance program, plan or policy, applicable law (including the laws of the Republic of Korea) or other statute, or otherwise; provided that nothing in this Agreement shall limit or otherwise affect the rights of the Executive may have under any statutory pension under Korean law that has accrued to the Executive’s account as of the Date of Termination.

(c) Release. Notwithstanding anything herein to the contrary, the amounts payable and benefits to be provided to the Executive under Section 5(b), other than the Accrued Obligations, shall be contingent upon and subject to the Executive’s (or the Executive’s estate’s, if applicable) execution and non-revocation of a general waiver and release of claims agreement generally consistent with the form attached as Exhibit A hereto (as appropriately modified to comply with applicable law, the “Release”) (and the expiration of any applicable revocation period), on or prior to the 60th day following the Date of Termination.

(d) Survival. The obligations of any of the parties under this Agreement which by their nature may require either partial or total performance after the termination of the Term or this Agreement (including those under Sections 6, 7, 8, 9 and 10) and Sections 11, 12, 14, 15, 22, 23, 24 and 25 will survive any termination of this Agreement.

6. Non-Competition; Non-Solicitation; Non-Hire.

(a) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s engagement with the Company, and for the 12-month period following termination of the Executive’s engagement for any reason, the Executive will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that competes with any of the businesses of the Company. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. Notwithstanding anything herein to the contrary, if prior to the expiration of the aforementioned 12-month period the Executive enters into any agreement that obligates the Executive to provide any form of services to the Company, then such 12-month period shall commence on the date that the Executives ceases to provide services under such agreement.

(b) To the fullest extent permitted by applicable law, the Executive agrees that during the Executive’s engagement with the Company, and for the 12-month period following termination of the Executive’s engagement for any reason, the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director, employee or consultant of the Company to terminate their relationship with or leave the Company, or in any way interfere with the relationship between the Company, on the one hand, and any officer, director, employee or consultant thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is, or at any time in the 12 months preceding the Date of Termination was, an officer, director, employee or consultant of the Company or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company, on the other hand.

(c) In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The Executive hereby acknowledges that the terms of this Section 6 are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company. The Executive hereby authorizes the Company to inform any future employer or prospective employer of the existence and terms of Sections 6 and 7 without liability for interference with the Executive’s employment or prospective employment.

7. Non-Disclosure of Confidential Information; Non-Disparagement; Intellectual Property.

(a) Non-Disclosure of Confidential Information; Return of Property. The Executive recognizes and acknowledges that the Executive has access to confidential information and/or has had or will have material contact with the Company’s customers, suppliers, licensees, representatives, agents, partners, licensors or business relations. The Executive agrees that during the Executive’s engagement and in perpetuity thereafter, the Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon termination of the Executive’s engagement for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and, if requested by the Company, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(b) Non-Disparagement. The Executive shall not, at any time during the Executive’s engagement and in perpetuity thereafter, directly or indirectly, knowingly disparage, criticize or otherwise make derogatory statements regarding the Company, or any of its successors, directors or officers. The foregoing shall not be violated by the Executive’s truthful responses to legal process or inquiry by a governmental authority.

(c) Intellectual Property Rights.

(i) The Executive agrees that the results and proceeds of the Executive’s services for the Company (including any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then the Executive hereby irrevocably assigns and agrees to assign any and all of the Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company), and the Company or such Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to the Executive whatsoever. As to any Invention that the Executive is required to assign, the Executive shall promptly and fully disclose to the Company all information known to the Executive concerning such Invention. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(ii) The Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent the Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 7(c)(ii) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Executive’s engagement with the Company. The Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Executive’s engagement with the Company.

(d) Protected Disclosures.

(i) Nothing in this Agreement will preclude, prohibit or restrict the Executive from (A) communicating with, any federal, state or local administrative or regulatory agency or authority, including the Securities and Exchange Commission (the “SEC”); (B) participating or cooperating in any investigation conducted by any governmental agency or authority; or (C) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.

(ii) Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including the Department of Justice, the SEC, the U.S. Congress and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

(iii) Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (1) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (2) for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (C) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

(iv) The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 7(e) shall be deemed to be amended to reflect the same.

8. Injunctive Relief. The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach or threatened breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief (without posting a bond). In the event of any breach or violation by the Executive of any of the covenants contained in Sections 6 and 7, the time period of such covenant with respect to the Executive shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

9. Indemnification. During the Executive’s engagement as a director or officer (or both) of Parent, and at all times thereafter during which the Executive may be subject to liability in connection with the Executive’s performance of the Executive’s duties as a director or officer (or both) of Parent, the Executive shall be entitled to the protection set forth in the Indemnification Agreement between the Executive and the Company to be entered into on or about the date hereof, in addition to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges, and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been a director, officer or employee of the Company, as well as any rights the Executive may have under the Company’s articles of incorporation and bylaws (in each case, other than any dispute, claim or controversy arising under or relating to this Agreement or otherwise arising under or relating to the Executive’s engagement, equity ownership or compensation). Notwithstanding anything herein to the contrary, the Executive’s rights under this Section 9 shall survive the termination or expiration of this Agreement for any reason.

10. Cooperation. The Executive agrees that, subject to the Executive’s reasonable availability, during and after the Executive’s engagement with the Company, and without the necessity of the Company obtaining a subpoena or court order, the Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company Releasees (as defined in the Release), which relates to events occurring during the Executive’s engagement (including furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial); provided that the Company shall reimburse the Executive for reasonable out-of-pocket expenses the Executive incurs that are associated with any such cooperation; provided further that any such cooperation occurring after the termination of the Executive’s engagement shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Executive’s business or personal affairs. Notwithstanding anything herein to the contrary, the preceding cooperation covenant shall not apply to any suit, action, proceeding, investigation, defense or claim that arises out of or relates to a dispute between the Executive and any of the Company Releasees.

11. Section 409A of the Code.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding anything herein to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive as a result of Section 409A or any damages for failing to comply with Section 409A.

(b) Separation from Service under Section 409A. To the extent Section 409A is applicable, notwithstanding anything herein to the contrary: (i) no amount shall be payable pursuant to Section 5(a) or 5(b) unless the termination of the Executive’s engagement constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including any portion of the additional compensation awarded pursuant to Section 5(a) or 5(b), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive’s death; provided that, upon the earlier of such dates, all payments deferred pursuant to this clause (ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Section 5 shall be treated as a right to receive a series of separate and distinct payments; (v) if the sixty day period following the Date of Termination ends in the calendar year following the year that includes the Date of Termination, then payment of any amount that is conditioned upon the execution of the Release and is subject to Section 409A shall not be paid until the first day of the calendar year following the year that includes the Date of Termination, regardless of when the Release is signed; and (vi) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

12. Section 280G of the Code.

(a) If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”) or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

(b) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12(b).

13. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of the Executive’s death following a termination of the Executive’s engagement, all unpaid amounts otherwise due to the Executive (including under Section 5) shall be paid to the Executive’s estate.

14. Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Notices. Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, email or sent by nationally recognized overnight courier or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company, to it at its current executive offices, Attn: Chief Executive Officer.

(b) If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18. Entire Agreement. The terms of this Agreement (together with the Indemnification Agreement between Parent and the Executive, any pre-invention assignment agreements with the Company and any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the Executive’s engagement with the Company and to supersede any and all prior agreements (including the Prior Agreement), communications expressing the Company’s offer to the Executive, severance agreements and similar agreements, plans, provisions, understandings or arrangements, whether written or oral, and all such prior agreements, plans, provisions, understandings or arrangements shall be null and void in their entirety and of no further force or effect as of the Effective Date. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

19. Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of the Company that expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

20. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

21. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) “and” and “or” can each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; and (e) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

22. Dispute Resolution. The parties agree that any suit, action or proceeding brought by or against such party in connection with this Agreement shall be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

23. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

24. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

25. Clawback.

(a) To the extent required by applicable law (including Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any securities exchange or inter-dealer quotation service on which equity of the Company or Parent is listed or quoted, or if so required pursuant to a written policy adopted by the Company or Parent, payments under this Agreement or in respect of Company or Parent equity incentive awards shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement and all agreements governing the terms of Company or Parent incentive equity compensation).

(b) The Executive acknowledges that the Executive is subject to the Executive is or may become subject to the Magnachip Semiconductor Corporation Compensation Recovery Policy (as such policy may be amended and/or restated, the “Clawback Policy”). The Executive understands that if the Executive is or becomes subject to the Clawback Policy, the Company and/or the Board shall be entitled to recover all Erroneously Awarded Compensation (as defined in the Clawback Policy) from the Executive pursuant to such means as the Company and/or the Board may elect. The Executive agrees that the Executive shall take all required action to enable such recovery. The Executive understands that such recovery may be sought and occur after the Executive’s engagement or service with the Company terminates. The Executive further agrees that the Executive is not entitled to indemnification for any Erroneously Awarded Compensation or for any claim or losses arising out of or in any way related to Erroneously Awarded Compensation recovered pursuant to the Clawback Policy and, to the extent any agreement or organizational document purports to provide otherwise, the Executive hereby irrevocably agrees to forego such indemnification. The Executive acknowledges and agrees that the Executive has received and has had an opportunity to review the Clawback Policy. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) a condition for Good Reason or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Executive, or (ii) to constitute a breach of a contract or other arrangement to which the Executive is a party. This Section 25 is a material term of this Agreement.

26. Other Benefit Plans. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as expressly required otherwise by law or the terms of such plan.

27. Executive’s Representations. The Executive represents, warrants and covenants that (i) that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment, (ii) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (iii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject, and (v) the Executive shall keep all terms of this Agreement confidential, except with respect to disclosure to the Executive’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential.

28. Equity Ownership. The Executive will be subject to such stock ownership guidelines and holding requirements as may be implemented by the Board from time to time.

[signature page follows]

Shin Young Park

The parties have executed this Agreement as of the date first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Young-Joon Kim
Name: Young-Joon Kim
Title: Representative Director

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Young-Joon Kim
Name: Young-Joon Kim
Title: Chief Executive Officer

EXECUTIVE

/s/ Shin Young Park
Shin Young Park

Shin Young Park

EXHIBIT A

FORM OF RELEASE

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the Amended and Restated Executive Service Agreement (the “Service Agreement”), effective as of [      ], by and between Magnachip Semiconductor Corporation, a Delaware corporation (“Parent”), and Magnachip Semiconductor, Ltd., a wholly owned subsidiary of Parent (“MSK”), on the one hand, and Shin Young Park.

For and in consideration of the payments and benefits under Section 5(b) of the Service Agreement, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives and assigns, hereby agree to release and forever discharge the Company, Parent and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the benefit plans in which I am or have been a participant by virtue of my engagement with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my engagement with or service to the Company or the termination thereof, including any and all claims arising under national, federal, provincial, state or local laws relating to employment, including claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866 and the Civil Rights Act of 1991, 42 U.S.C. Section 1981 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance Programs, 41 C.F.R. Section 60-1 et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar national, provincial, state or local laws of the United States, the Republic of Korea or any other jurisdiction. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that, as of the date I execute this Release, I have not filed any claim against any of the Company Releasees before any local, state, federal or foreign court, arbitrator, mediator or arbitration or mediation panel (each individually, a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding or out of any action filed with any federal, state or local administrative or regulatory agency or authority (each, a “Government Agency”), except as provided below or where otherwise provided by law. Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

By executing this Release, I specifically release all claims relating to my engagement with and service to the Company, and its termination, under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in engagement and benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive payments and benefits under Section 5(b) of the Service Agreement in accordance with the terms of the Service Agreement, (ii) claims for indemnification arising under any applicable indemnification obligation of the Company, (iii) any vested rights I may have under any qualified benefit plans, programs or policies of the Company, or (iv) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (a) initiating or causing to be initiated on my behalf any claim against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (b) initiating or participating in an investigation or proceeding conducted by any Government Agency.

I understand that nothing in this Agreement will preclude, prohibit or restrict me from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the EEOC or any other federal state or local administrative agency or regulatory authority.

Nothing in this Agreement, or any other agreement with the Company, prohibits or is intended in any manner to prohibit, me from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including the Department of Justice, the SEC, the U.S. Congress and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit my right to receive an award (including a monetary reward) for information provided to the SEC or any other Government Agency pursuant to the whistleblower provisions of any applicable law or regulation. I do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures.

Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). I cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

I acknowledge that I have been given at least 21 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before 21 days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to payments or benefits under Section 5(b) of the Service Agreement unless this Release is effective on or before the date that is 60 days following the Date of Termination (as defined in the Service Agreement).

I hereby agree to waive any and all claims to re-engagement with the Company and affirmatively agree not to seek further engagement with the Company.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the United States District Court for the District of Delaware to the extent that federal jurisdiction exists, and in the Delaware Chancery Court to the extent that federal jurisdiction does not exist. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Release.

Shin Young Park
Date